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                                                                    EXHIBIT 21.1


                 MANHATTAN ASSOCIATES, INC. AND ITS SUBSIDIARIES


Manhattan Associates Software, LLC
Manhattan Associates, Ltd.
Manhattan Associates Europe, B.V.
Manhattan Associates, Pty Ltd.
Manhattan Associates (India) Development Centre Private Limited